                                                                    EXHIBIT 23.4

                        CONSENT OF SCHULTE ROTH & ZABEL

                                          June 13, 1995

Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, California 91720

     We hereby consent to the reference to this firm under the heading "Legal Matters" in the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), filed this date with the Securities and Exchange Commission (the "Commission") and in the Joint Proxy Statement/Prospectus which forms a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          SCHULTE ROTH & ZABEL